                                                                  EXHIBIT XI (A)

                         ISOMEDIX INC. AND SUBSIDIARIES

            STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE FOR THE
                  THREE MONTHS ENDED MARCH 31, 1995 AND 1994.
                                  (Unaudited)



Net income and common shares used in the calculation of earnings per share for the three months ended March 31, 1995 and 1994, were computed as follows:





                                              March 31,              March 31,
                                                1995                   1994
                                             -----------            -----------
Net Income                                   $ 1,864,202            $ 1,928,705
                                             ===========            ===========

Weighted average number
  of common shares
  outstanding during the
  period:                                      7,030,750              7,122,276

Add:  Shares issuable upon
  assumed exercise or con-
  version of stock options
  and warrants                                   235,173                243,875
                                             -----------            -----------
Common Shares                                  7,265,923              7,366,151
                                             ===========            ===========
Earnings per common share                    $       .26            $       .26
                                             ===========            ===========





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